Exhibit 99.1

For Immediate Release

American Axle & Manufacturing announces resignation of Chief Financial Officer

Detroit, Michigan, April 5, 2004 — American Axle & Manufacturing Holdings, Inc. (AAM), which is traded as AXL on the NYSE, announced today that Executive Vice President — Finance & Chief Financial Officer (CFO) Robin J. Adams has resigned from the company.

“Robin Adams has helped AAM become recognized by Wall Street and the financial community as a major global automotive Tier One supplier,” said Co-Founder, Chairman & CEO Richard E. Dauch “We wish him well in the future.”

AAM Treasurer Michael K. Simonte will serve as acting CFO until a permanent CFO is named.

AAM is a world leader in the manufacture, design, engineering and validation of driveline systems, chassis systems and forged products for trucks, buses, sport utility vehicles and passenger cars. In addition to its 14 locations in the United States (in Michigan, New York and Ohio), AAM also has offices and facilities in Brazil, England, Germany, Japan, Mexico and Scotland.

Certain statements contained in this press release which are not historical facts contain forward-looking information with respect to the Company’s plans, projections or future performance, the occurrence of which involves risk and uncertainties that could cause the company’s actual results or plans to differ materially from those expected by the Company which include risk factors described in the Company’s filings with the Securities and Exchange Commission.

# # #

For more information.

Media relations contact	Investor relations contact
Carrie L.P. Gray	Richard F. (Rick) Dauch
Director, Corporate Relations	Vice President, Investor Relations
(313) 758-4880	(313) 758-4767
grayc@aam.com	dauchrf@aam.com

Or visit the AAM website at www.aam.com